Supplement No. 1
                                       To
                           Offer to Purchase for Cash
               Up to 10,425 Units of Limited Partnership Interest
                                       in
                Winthrop Growth Investors 1 Limited Partnership,
                       a Massachusetts limited partnership
                                       for
                                $284 Net Per Unit
                                       by
                             AIMCO Properties, L.P.

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   THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M.
          NEW YORK TIME, ON MAY 24, 1999, UNLESS THE OFFER IS EXTENDED.
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     On April 27, 1999, AIMCO Properties,  L.P. offered to purchase up to 10,425 of the outstanding units of limited partnership interest ("Units") in Winthrop Growth Investors 1 Limited Partnership, a Massachusetts limited partnership (the "Partnership"), at a purchase price of $284 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 27, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal. Capitalized terms used in this Supplement No. 1 that are not defined shall have the meaning given to such term in the Offer to Purchase.

     Please be advised that as of April 30, 1999, no tenders for Units had been received by the Purchaser.

     The  purpose of this  Supplement  No. 1 is to amend the last  paragraph  of
Section 11 of the Offer to Purchase to read in its entirety as follows:

     "None of the Purchaser, AIMCO or AIMCO-GP or, to the best of the Purchaser's knowledge, any of the persons listed on Annex I hereto, or any affiliate of the foregoing, (i) beneficially owns or has a right to acquire any Units, (ii) has effected any transaction in the Units in the last 60 days, or
(iii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies."



                                                          AIMCO PROPERTIES, L.P.



April 30, 1999